Exhibit 5.1

601 Lexington Avenue New York, NY 10022 United States +1 212 446 4800 www.kirkland.com	Facsimile: +1 212 446 4900

December 16, 2024

Focus Impact BH3 NewCo, Inc.
1345 Avenue of the Americas, 33rd Floor
New York, NY 10105

Ladies and Gentlemen:

We have acted as special legal counsel to Focus Impact BH3 NewCo, Inc., a Delaware corporation (“NewCo”), in connection with the Registration Statement on Form S-4, initially confidentially submitted as a draft registration statement to the U.S. Securities and Exchange Commission (the “Commission”) on April 29, 2024 pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as the same may be amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated March 11, 2024 (as amended by Amendment No. 1 on November 29, 2024 and as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and among Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact”), NewCo, Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), and XCF Global Capital, Inc., a Nevada corporation (“XCF”).

Pursuant to the Business Combination Agreement, the Business Combination will be effected in two steps: (a) Focus Impact will merge with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 being the surviving entity of the NewCo Merger as a wholly owned subsidiary of NewCo; and (b) immediately following the NewCo Merger, Merger Sub 2 will merge with and into XCF (the “Company Merger” and, together with the NewCo Merger, the “Mergers”), with XCF being the surviving corporation of the Company Merger as a wholly owned subsidiary of NewCo.

Upon the consummation of the NewCo Merger, (A) each share of Focus Impact’s Class A common stock, par value $0.0001 per share (“Focus Impact Class A Common Stock”), outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one share of NewCo’s Class A common stock, par value $0.0001 per share (“NewCo Class A Common Stock”), (B) each share of Focus Impact’s Class B common stock, par value $0.0001 per share (“Focus Impact Class B Common Stock”), outstanding immediately prior to the effectiveness of the NewCo Merger will be converted into the right to receive one Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Miami Munich Paris Riyadh Salt Lake City Shanghai Washington, D.C. share of NewCo Class A Common Stock, and (C) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the NewCo Merger (the “Focus Impact Warrants”) will be converted into the right to receive one warrant of NewCo (the “NewCo Warrants”), with NewCo assuming Focus Impact’s rights and obligations under the existing warrant agreement, dated as of October 4, 2021, by and between Focus Impact and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) by entering into a warrant assignment and assumption agreement (the “Warrant Assignment and Assumption Agreement”).

Austin Bay Area Beijing Boston Brussels Chicago Dallas Hong Kong Houston London Los Angeles Miami Munich Paris Riyadh Salt Lake City Shanghai Washington, D.C.

Focus Impact BH3 NewCo, Inc
December 16, 2024

Upon the consummation of the Company Merger, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger will be converted into the right to receive shares of NewCo Class A Common Stock.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) up to 173,405,298 shares of NewCo Class A Common Stock “the Issuable Shares”, representing (a) up to 5,312,124 shares to be issued to the holders of Focus Impact Class A Common Stock, (b) up to 1,639,916 shares to be issued to the holders of Focus Impact Class B Common Stock, and (c) up to 148,378,692 shares to be issued to the holders of shares of XCF common stock; (ii) up to 17,900,000 shares of NewCo Class A Common Stock to be issued upon the exercise of the NewCo Warrants (the “Warrant Shares”); and (iii) up to 17,900,000 NewCo Warrants to be issued to the holders of Focus Impact Warrants.

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 to the Registration Statement;

(b)	the Registration Statement;

(c)	the form of the amended and restated certificate of incorporation of NewCo (the “A&R NewCo Certificate of Incorporation”), filed as Exhibit 3.7 to the Registration Statement;

(d)	the form of amended and restated bylaws of NewCo, filed as Exhibit 3.8 to the Registration Statement;

(e)	a copy of the Warrant Agreement, including the specimen certificate; and

(f)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

Focus Impact BH3 NewCo, Inc
December 16, 2024

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of Focus Impact, NewCo and XCF and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.
Upon (i) the effectiveness of the Mergers and (ii) the filing of the A&R NewCo Certificate of Incorporation with the Secretary of State of the State of Delaware, when issued, the Issuable Shares will be duly authorized, validly issued, fully paid and non-assessable.

2.
Upon (i) the effectiveness of the Mergers, (ii) the filing of the A&R NewCo Certificate of Incorporation with the Secretary of State of the State of Delaware, (iii) the execution of the Warrant Assignment and Assumption Agreement and (iv) the exercise by the holders of NewCo Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

3.
Upon (i) the effectiveness of the Mergers, (ii) the filing of the A&R NewCo Certificate of Incorporation with the Secretary of State of the State of Delaware and (iii) the execution of the Warrant Assignment and Assumption Agreement, each issued and outstanding NewCo Warrant will be a valid and binding obligation of NewCo, enforceable against NewCo in accordance with its terms under the laws of the State of New York.

In addition, in rendering the foregoing opinions we have assumed that the A&R NewCo Certificate of Incorporation, in the form filed as Exhibit 3.7 to the Registration Statement, without material alteration or amendment, will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law (the “DGCL”), that no other certificate or document has been filed with the Secretary of State of the State of Delaware and that NewCo will pay all fees and other charges required to be paid in connection with the filing of the A&R NewCo Certificate of Incorporation.

Focus Impact BH3 NewCo, Inc
December 16, 2024

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Issuable Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP

Kirkland & Ellis LLP